Exhibit 99.1

IDENTIV APPOINTS JIM OUSLEY TO BOARD OF DIRECTORS

FREMONT, Calif., July 16, 2014 – Identiv (NASDAQ: INVE), a global security technology company that provides trust solutions for premises, information, and everyday items, today announced that James “Jim” Ousley is joining its board of directors as of July 31, 2014.

“Jim has extraordinary technology and business expertise and we are delighted that he is joining Identiv’s board of directors,” said Jason Hart, Identiv CEO.

“We look forward to benefiting from Jim’s wealth of experience in SaaS, cloud computing, and building strategic partnerships, as well as his insights from running a global services company and serving on several public company boards,” said Steve Humphreys, Chairman of the Board.

Jim Ousley has more than 40 years of experience leading global technology and telecommunications organizations. On July 1, 2014, he joined CVC Growth Capital as senior operating managing partner. Previously, he served as the chief executive officer at Savvis Inc. from March 2010 to April 2013. Savvis was acquired by CenturyLink, where he served as chief executive officer of Savvis and president of Enterprise Markets Group, which is now CenturyLink Technology Solutions, a global leader in cloud and managed solutions.

“I am excited to be joining the Identiv board and working with this exceptional team,” said Jim Ousley. “We live in an increasingly connected world where everything needs to be trusted. Identiv is showing strong leadership with their Trust Services vision and I look forward to contributing my own experiences.”

Prior to Savvis, Ousley served as president and chief executive officer of Vytek Wireless, Inc., which was acquired by Calamp, Inc.; president and chairman of Syntegra (USA), a division of British Telecommunications Plc.; and president and chief executive officer of Control Data Systems, which was acquired by British Telecommunications. He has also held various executive management positions with Control Data Corporation. Ousley currently serves on the board of directors of Icelero, Inc., Integra, Inc., Datalink, Inc., and Pacnet, Inc., and previously served on the board of directors of Savvis, Inc., Actividentity Corporation, Control Data Systems, Inc., Peak10, Bell Microproducts, Inc., and other technology and network companies.

In addition to Ousley, Identiv’s board consists of Steve Humphreys, Identiv chairman and CEO of Flywheel Software; Jason Hart, Identiv CEO; Saad Alazem, CEO and co-founder of Alazem for Financial Consulting; Gary Kremen, founder of Match.com and managing partner of Cross Coin Ventures; and Daniel S. Wenzel, founder and managing partner at Mountain Partners Group.

“I would also like to thank Larry Midland, Phil Libin, and Hans Liebler for their years of service on the board,” Hart added.

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About Identiv

Identiv is a global security technology company that establishes trust in the connected world, including premises, information, and everyday items. CIOs, CSOs, and product departments rely upon Identiv’s trust solutions to reduce risk, achieve compliance, and protect brand identity. Identiv’s trust solutions are implemented using standards-driven products and technology, such as digital certificates, mobility, and cloud services. For more information, visit identiv.com.

Identiv Media Contacts:

Lesley Sullivan/Joann Wardrip

MSLGROUP

781-684-0770

identivgroup@mslgroup.com